UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2005

ACUITY CIMATRIX, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	0-8623	11-2400145
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No. )

486 AMHERST STREET

NASHUA, NEW HAMPSHIRE 03063

(Address of principal executive offices)

Registrant’s telephone number: (603) 598-8400

Robotic Vision Systems, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS.

On September 27, 2005, the U.S. Bankruptcy Court for the District of New Hampshire (the “Court”) entered an Order Approving Debtor’s Motion for Order (A) Approving the Sale of Assets of Debtor Acuity Matrix, Inc. to Siemens Energy and Automation, Inc. or Such Other Winning Bidder Free and Clear of all Liens, Claims, Interests and Encumbrances; (B) Approving and Authorizing the Assumption and Assignment of the Assumed Contracts; and (C) Granting Related Relief, approving the sale of substantially all of the operating assets, including machinery and equipment, inventory, intellectual property, and certain leases and contracts (the “Purchased Assets”) of Acuity CiMatrix, Inc., f/k/a Robotic Vision Systems, Inc. (the “Company”) to Siemens Energy and Automation, Inc. (“Siemens”). The Court approved the sale pursuant to Section 363 of the Bankruptcy Code after providing an opportunity for other qualified bidders to submit competing bids in relation to the Asset Purchase and Sale Agreement (as described below) with Siemens. The Company received no competing bids from qualified bidders.

The sale of the Purchased Assets is being made pursuant to the terms of an Asset Purchase and Sale Agreement (the “Asset Purchase and Sale Agreement”) dated as of August 26, 2005. A copy of the Asset Purchase and Sale Agreement is included as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 31, 2005. Under the terms of the Asset Purchase and Sale Agreement, the Purchased Assets will be sold for $23.0 million in cash, subject to certain price adjustments based on the level of accounts receivable, accounts payable and current inventory at closing, the amounts required to cure any defaults in executory contracts being assigned, and other potential adjustments. The closing for the Asset Purchase and Sale Agreement remains pending.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2005

ACUITY CIMATRIX, INC.

By:	/S/ FREDERICK H. VAN ALSTYNE
Name: Title:	Frederick H. Van Alstyne Chief Financial Officer

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